Exhibit 4.11

ASSUMPTION AND AMENDMENT OF REDWOOD EMPIRE BANCORP
NON-STATUTORY (NON-QUALIFIED) STOCK OPTION AGREEMENT

                    THIS AGREEMENT is entered into as of ___, 2005 with respect to that certain Non-Statutory (Non-Qualified) Stock Option Agreement dated as of ___(the “Agreement”) between Redwood Empire Bancorp, a California corporation (“REBC”) and ___(“Optionee”) pursuant to REBC’s [1991 Stock Option Plan] [2001 Stock Option Plan] (the “Plan”).

W I T N E S S E T H:

               WHEREAS, REBC and Optionee have entered into the Agreement pursuant to which Optionee has been granted an option to purchase shares REBC’s common stock, on the terms and conditions of the Agreement and the Plan; and

          WHEREAS, on the date REBC is acquired by Westamerica Bancorporation (the “Corporation”) (the “Effective Date”), REBC will merge with and into the Corporation pursuant to a merger agreement and REBC’s wholly-owned subsidiary National Bank of the Redwoods will merge with and into the Corporation’s wholly-owned subsidiary Westamerica Bank (the “Merger”); and

          WHEREAS, as of the Effective Date, shares of REBC common stock subject to the Agreement will be replaced with shares of the common stock of the Corporation with the number of shares subject to this Agreement and the option exercise price adjusted by the exchange ratio established in the Merger Agreement; and

          WHEREAS, the Corporation has adopted the Plan as a plan of the Corporation which continues to apply to options outstanding thereunder which remain in effect and unexercised on the Effective Date, except as amended and modified hereby; and

          WHEREAS, the parties desire to amend the Agreement in the respect described herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and subject to completion of the Merger, the parties hereto agree as follows:

          1. On the Effective Date, the Corporation agrees to assume all obligations of REBC under the Agreement and options to purchase the common stock of the under the applicable REBC Plan shall be substituted for options to purchase the shares of REBC common stock under the applicable Plan. The substitution is not intended to comply with section 424(a) of the Internal Revenue Code of 1986, as amended. The number of shares subject to this Agreement and the Agreement’s exercise price, after adjustment by the exchange rate, shall be ___and $xx.xx, respectively.

          2. The Corporation acknowledges that the right to exercise all options under the Agreement will be fully vested on the Effective Date.

          3. Except as herein amended, the Agreement shall remain in full force and effect.

WESTAMERICA BANCORPORATION

By
David L. Payne Chairman, President & CEO

Agreed to this _____ day of

_______________, 2005

Signature of Optionee

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